EXHIBIT 14. 1

Code of Financial Ethics

This Code of Financial Ethics (this “Code”) has been adopted by the Board of Directors of RadNet, Inc. (together with its subsidiaries, the “Company”).

1.	Scope. This Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller and all employees of the Company who have been identified by the principal executive officer as performing similar functions (each, a “Covered Person”).

2.	Purpose of the Code. This Code is intended to deter wrongdoing and to promote the conduct specified in this Section 2.

o	Ethical Conduct. Each Covered Person shall promote honest and ethical conduct, including the avoidance and ethical handling of actual or apparent conflicts of interest (as defined in Section 3) by, among other things:

1.	Acting as a role model for employees under such Covered Person's supervision by acting in an honest and ethical way.

2.	Referring all actual or apparent conflicts of interest to one of the Compliance Officers referred to below.

3.	Referring all known or suspected fraud, whether or not material, involving management or any employee that has a role in the Company’s financial reporting, disclosures or internal controls to one of the Compliance Officers referred to below.

4.	Preventing retaliation against any employee for good faith reporting of violations of this Code or for participating in any investigation relating to a reported violation of this Code.

o	Disclosure. Each Covered Person shall promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company by, among other things:

1.	Becoming familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

2.	Providing a system for careful review of all such reports, documents and communications.

3.	Adequately supervising the preparation of financial disclosure in the periodic reports required to be filed by the Company, including reviewing and analyzing the financial information to be disclosed.

4.	Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications.

5.	Promptly bringing to the attention of a Compliance Officer any material information affecting a disclosure made by the Company in its public filings.

6.	Promptly bringing to the attention of a Compliance Officer any information concerning a significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.

o	Compliance. Each Covered Person shall promote compliance with applicable laws and governmental rules and regulations by, among other things:

1.	Becoming familiar and complying with such laws, rules and regulations.

2.	Consulting professional advisors with respect to such laws, rules and regulations.

3.	Training applicable employees with respect to such laws, rules and regulations.

4.	Referring all known or suspected violations of securities or other laws, rules or regulations applicable to the Company or the operation of the business of the Company.

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o	Prompt Internal Reporting. Each Covered Person shall promote prompt internal reporting of violations (including any potential or suspected violations) of this Code to the Chairman of the Board of Directors, the Chairman of the Audit Committee of the Board of Directors or the General Counsel of the Company (each, a “Compliance Officer”) by, among other things:

1.	Reporting all violations to a Compliance Officer.

2.	Encouraging employees to report violations to a Compliance Officer.

3.	Providing a procedure by which employees may maintain anonymity in making such reports.

o	Accountability. Each Covered Person shall promote accountability for adherence to this Code by, among other things:

1.	Making this Code available to all employees.

2.	Supporting appropriate sanctions for violations of this Code.

3.	Actual and Apparent Conflicts of Interest. A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a family member, receives improper personal benefits as a result of the Covered Person’s position with the Company or if such Covered Person holds a substantial debt, equity or other financial interest in any competitor, supplier or customer of the Company or has a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs. Each Covered Person shall avoid actual or apparent conflicts of interest and shall be sensitive to situations that may give rise to an actual as well as an apparent conflict of interest, and shall refer all conflicts of interest to a Compliance Officer in accordance with Section 2.

4.	Investigation/ Sanctions. Each of the Compliance Officers shall take all appropriate action to investigate any potential violations reported to him/her, including disclosing all information received regarding the potential violation to the other Compliance Officers. If, after such investigation, all of the Compliance Officers believe that no violation has occurred, no further action is required. If one or more of the Compliance Officers determines that a Covered Person may have violated any provision of this Code, the violation shall be reported to the Board of Directors of the Company. If the Board of Directors determines that a violation has occurred, it may, in its sole discretion, among other things:

o	Terminate the employment of such Covered Person.

o	Place such Covered Person on a leave of absence.

o	Counsel such Covered Person.

o	Authorize such other action as it deems appropriate.

5.	Waiver. Any material departure from the provisions of this Code approved by the Company, or failure by the Company to take action within a reasonable period of time regarding a material departure from any provisions of this Code shall be disclosed as required by law.

6.	Amendment. Any amendment to this Code must be approved by the Board of Directors of the Company and, to the extent required, be disclosed as required by law.

7.	Certification and Accountability. Each Covered Person shall, upon the adoption of this Code (or after becoming a Covered Person), affirm in writing to the Board that he/she has received, read and understands the Code and shall annually thereafter affirm to the Board that he/she is in full compliance with the requirements of the Code. Each Covered Person must notify a Compliance Officer promptly if he/she knows of any violation of this Code.

8.	Employment Agreements. Any termination of a Covered Person under Section 4 of this Code shall be deemed to be “for cause” within the meaning of any employment agreement with the Covered Person.

9.	Interpretation. All questions concerning interpretation of this Code shall be referred to, and conclusively determined by, the three Compliance Officers acting together.

10.	Other Procedures. This Code shall be the sole code of ethics adopted by the Company for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to companies subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act of 1934 thereunder. Insofar as other polices or procedures govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

11.	Confidentiality. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Directors, Compliance Officers, Covered Persons, outside audit firms and legal counsel.

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